The following table sets forth the ratio of earnings to fixed charges of the Company for the five years ended December 31, 1999 computed by dividing net fixed charges (interest expense on all debt plus the interest element of operating leases) into earnings (income before fixed charges). For the year ended December 31, 1999, earnings were inadequate to cover fixed charges.

                                                                        Year ended December 31,
                                             ---------------------------------------------------------------------------
                                                1999              1998             1997             1996          1995
                                             ---------          --------         --------         --------      --------

                                                                        (Dollars in thousands)
Net income (loss)                            $ (41,323)          $ 8,786         $ 10,755          $ 8,299       $ 7,317

Interest charges                                29,083            26,052           10,016            8,937         8,381
Amortization of financing costs                    641             1,297            2,389              104           102
Interest portion of rental expense              15,723            13,513            5,226            2,592         2,335
                                             ---------          --------         --------         --------      --------

Earnings available to cover
 fixed charges                               $   4,124          $ 49,648         $ 28,386         $ 19,932      $ 18,135
                                             =========          ========         ========         ========      ========


Fixed charges
   Interest charges                             29,083            26,052           10,016            8,937         8,381
   Amortization of financing costs                 641             1,297            2,389              104           102
   Interest portion of rental expense           15,723            13,513            5,226            2,592         2,335
                                             ---------          --------         --------         --------      --------

Total fixed charges                           $ 45,447          $ 40,862         $ 17,631         $ 11,633      $ 10,818
                                             =========          ========         ========         ========      ========

Ratio of earnings to fixed charges                                  1.22             1.61             1.71          1.68